Exhibit 99.7

Loan Agreement

dated February 15, 2008

between

Petersen Energia Pty Ltd.

CAN 128 147 419

Level 23

Rialto Towers 525

Collins Street

Melbourne – Australia

(the “BORROWER”)

and

Chervil Capital Invest Ltd.

St. Peterstrasse 11

8001 Zurich

Switzerland

(the “LENDER”)

_____________________________

THIS LOAN AGREEMENT dated February 15, 2008 (the “AGREEMENT”) made by and between the LENDER and the BORROWER, sets out the terms and conditions of a term loan facility (the “LOAN”) as follows:

1.	TERMS AND DEFINITIONS
1.1.	In this AGREEMENT unless the context requires otherwise:

AGREEMENT	means this AGREEMENT as the same may be varied, amended or supplemented from time to time.
BANK BASIS	means the calculation on the basis of using a multiplier consisting of the actual number of days elapsed divided by 360 (365/360).
BANKING DAY	means any day on which banks are open for business (including dealings in foreign currency deposits and exchange) in Zurich, New York and Sidney/Melbourne.
DRAWDOWN	means an amount to be lent to the BORROWER by the LENDER in accordance with CLAUSE 3.
DRAWDOWN DATE	means the day on which a payment is effected by the LENDER to the BORROWER.
EVENT OF DEFAULT	means any one of the events or circumstances specified in CLAUSE 16 as constituting an EVENT OF DEFAULT.
GOVERNMENTAL APPROVAL	means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff rate, certification, exemption, filing or registration by or with any GOVERNMENTAL AUTHORITY.
GOVERNMENTAL AUTHORITY

means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including without limitation any central bank or taxing authority) or instrumentality thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

INTEREST PERIOD	means an interest period ascertained in accordance with CLAUSE 7.

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INTEREST PERIOD DATES

means each of the dates falling on the 18th day of the month of June and December after the DRAWDOWN DATE, provided that, if any of such date shall not be a BANKING DAY, the relevant INTEREST PERIOD DATE shall be on the immediately following BANKING DAY. The first INTEREST PERIOD DATE will be June 18, 2008.

LOAN

means the aggregate amount of USD 71’500’000 (in words: US Dollars seventy one million five hundred thousand) to be lent by the LENDER to the BORROWER hereunder or as the context may require the aggregate principal amount thereof for the time being outstanding hereunder pursuant to CLAUSE 2.

OUTSTANDING INDEBTEDNESS	means all moneys that are from time to time due by the BORROWER to the LENDER under or by virtue of this AGREEMENT.
PROSPECTIVE EVENT OF DEFAULT	means any event or circumstance which with the giving of notice and/or the lapse of time and/or the fulfillment of any other condition may become an EVENT OF DEFAULT.
REPAYMENT DATES	means the pre-defined days on which BORROWER shall repay parts of the DRAWDOWN pursuant to CLAUSE 6.
USD; US Dollars	means the lawful currency for the time being of the United States of America.
1.2.	In this AGREEMENT unless the context requires otherwise any references to:

an “agency” of a state or government includes any ministry, agency, board, bureau, commission, department, authority, statutory, corporation (whether autonomous or not) or other instrumentality or any corporation or other entity owned or controlled by such state or government.

an “authorization” includes any and all approvals, consents, licenses, permits, franchises, permissions, registrations, declaration and exemptions.

“encumbrance” shall be construed as a reference to a mortgage, charge, pledge, lien or any other encumbrance securing any obligation of any person or any other type of preferential arrangement (including any person or any other type of preferential arrangement (including without limitation title transfer and retention arrangements) having a similar effect).

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“laws and regulations” and “law or regulation” includes all constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subordinate legislation, orders, rules and regulations having the force of law, rules of civil and common law and equity, directives, instructions, notifications, circulars, policy statements and guidelines (whether or not having the force of law) and other similar authorities.

a “month” means a calendar month.

an “order” includes any judgment, injunction, decree, determination or award of any court or arbitral tribunal.

a “person” includes any individual, juridical person, company, body, corporate or unincorporated, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government agency.

“tax” includes any tax, levy, duty, charge, compulsory loan, impost, fee, deduction or withholding imposed, levied, collected, withheld or assessed.

1.3.

In this AGREEMENT the singular includes the plural and vice versa and references to any gender include the other gender. Headings of CLAUSES and sub-clauses are for ease of reference only and shall be ignored in interpreting the provisions hereof. References to CLAUSES, sub-clauses and APPENDICES are references to CLAUSES and sub-clauses hereof and APPENDICES hereto.

2.	THE LOAN FACILITY
2.1.	The LENDER shall make available to the BORROWER upon the date of this AGREEMENT a

LOAN of up to the maximum amount of USD 71’500’000

(in words: US Dollars seventy one million five hundred thousand)

upon and subject to the terms and conditions of this AGREEMENT.

2.2.

The parties agree that the LENDER shall only be obliged to make available and to disburse the DRAWDOWN (as defined in CLAUSE 3) (i) upon receipt by the LENDER of reasonable satisfactory comfort that third parties’ collateral for the LOAN have been arranged and (ii) subject to the fulfillment of the CONDITIONS PRECEDENT of CLAUSE 4 below and another condition set forth herein.

The proceeds of the Loan shall be used by the Borrower to capitalize its Spanish subsidiary Petersen Energia S.A. Plaza de Pablo Ruiz Picasso N° 1 planta 38 Edificio Torre Picasso Madrid (28020) Spain – in order for it to acquire the shares in YPF S.A. Av. Pte. R.S. Peña 777 – 8th Floor 1354 Buenos Aires, Argentina from Repsol YPF, Paseo de la Castellana, 278-280, 28046 Madrid, Spain.

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3.	DRAWDOWN

The Drawdown in full shall be made available upon the date of this Agreement and be denominated in USD.

4.	CONDITIONS PRECEDENT
4.1.	The BORROWER shall be entitled to ask to drawdown the LOAN, but must, prior to the drawdown, deliver to the LENDER the following documents in form and substance satisfactory to the LENDER:
(a)	A duly signed AGREEMENT.
(b)	A General Deed of Pledge pursuant to CLAUSE 10 duly signed by the BORROWER of which a copy is attached hereto as Exhibit A. LENDER will provide BORROWER with a form of such General Deed of Pledge.
(c)

A General Deed of Pledge pursuant to CLAUSE 10 duly signed by the third party pledgors of which a copy is attached hereto as Exhibit B. LENDER will provide BORROWER with a form of such General Deed of Pledge. BORROWER shall procure to obtain the duly signatures of the third party pledgors on such General Deed of Pledge.

(d)

A certified copy of a board resolution of the BORROWER approving the execution delivery and performance of this AGREEMENT and authorizing a person or persons to sign this AGREEMENT and any documents to be delivered by the BORROWER pursuant hereto.

(e)

A signature card signed on behalf of the BORROWER setting out the names and signatures of the persons authorized to sign the AGREEMENT and any documents to be delivered by the BORROWER pursuant hereto. LENDER will provide BORROWER with a form of signature card of LENDER’S common practice.

(f)	Complete and satisfactory account opening formalities and documents of the third party pledgors. The BORROWER shall procure to submit all these documents to LENDER.
4.2.	All the above documents and notices may be delivered to the LENDER by facsimile followed by sending the original via registered mail or courier in due course.
5.	CONDITION SUBSEQUENT

The BORROWER acknowledges the following condition subsequent of this AGREEMENT: Any securities, as the case may be, forming part of and comprised by the General Deed of Pledge signed by the third party pledgors (Exhibit B) must be validly and enforceably pledged according to laws and regulations applicable to such securities

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which, upon request of the bank, has to be confirmed by a legal opinion acceptable to the bank.

6.	TERM

The DRAWDOWN shall have a term of 6 (six) years from the date of this AGREEMEINT.

7.	REPAYMENTS

The BORROWER shall partially repay the LOAN according to the following repayment schedule:

Period	Period Start Date	Period End Date	Repayment	Residual Loan Amount	Number of Days
1	18.02.2008	18.06.2008	0	71’500’000	121
2	18.06.2008	18.12.2008	0	71’500’000	183
3	18.12.2008	18.06.2009	7150000	64’350’000	182
4	18.06.2009	18.12.2009	7150000	57’200’000	183
5	18.12.2009	18.06.2010	7150000	50’050’000	182
6	18.06.2010	20.12.2010	7150000	42’900’000	185
7	20.12.2010	20.06.2011	7150000	35’750’000	182
8	20.06.2011	19.12.2011	7150000	28’600’000	182
9	19.12.2011	18.06.2012	7150000	21’450’000	182
10	18.06.2012	18.12.2012	7150000	14’300’000	183
11	18.12.2012	18.06.2013	7150000	7’150’000	182
12	18.06.2013	18.12.2013	7150000	0	183

8.	INTEREST
8.1.	The BORROWER shall pay to the LENDER any and all interests of the DRAWDOWN in accordance with the following provisions of this CLAUSE on the last day of each INTEREST PERIOD.
8.2.	For the DRAWDOWN, the INTEREST PERIOD will commence on the day of the DRAWDOWN DATE and will end on the relevant INTEREST PERIOD DATE.
8.3.

The rate of interest on the LOAN applicable to each INTEREST PERIOD shall be fixed two (2) BUSINESS DAYS prior to the respective INTEREST PERIOD DATE in accordance with market conditions based on the respective USD London Screen Interbank Offered Rate (Libor) for six months plus 2% (two per cent) per annum.

8.4.

Interest at the rate determined as aforesaid shall accrue from day to day and shall be calculated on the BANK BASIS including the first but excluding the last day of the relevant INTEREST PERIOD and shall be paid in arrears on the last day of each INTEREST PERIOD.

9.	PAYMENTS
9.1.	The USD is the currency of account and payment for each and every payment or sum at any time due hereunder.

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9.2.

All payments to be made or discharged by the BORROWER hereunder (whether in respect of the LOAN and/or in respect of interest thereon or other moneys hereunder) shall be made in immediately available and transferable funds not later than 11:00 a.m. on the day in question to account no.: 0842-532526-22-4 held with Credit Suisse, belonging to the LENDER (IBAN. CH50 0483 5053 2526 2200 4) and payment shall not be considered as having been made until payment in full is so received in the form of cleared funds in said account in the hands of the LENDER.

9.3.	Any payments to the BORROWER shall be made – until further notice of the BORROWER to the following account of the BORROWER:

Account details: Credit Suisse Zurich A/C 0835-1818248-22 - IBAN: CH29 0483 5181 82482200 0.

9.4.

Whenever any payment hereunder shall be stated to be due or any INTEREST PERIOD shall be stated to end on a day numerically corresponding to a given day in a specified month thereafter if there shall be no such corresponding day such payment shall be made or such INTEREST PERIOD shall end (as the case may be) on the last BANKING DAY of such month. Whenever any such payment hereunder shall be stated to be due or any INTEREST PERIOD shall be stated to end on a day, which is not a BANKING DAY, such payment shall be made or such INTEREST PERIOD shall end on the immediately preceding BANKING DAY.

10.	RIGHT OF ASSIGNMENT
The LENDER shall have the right to assign all rights and/or obligations arising out of this AGREEMENT, including the accessory rights, to a third party. The LENDER may choose any third party at its sole discretion, which has contracted to accept such assignment. The BORROWER hereby accepts any designated third party as its new LENDER and authorizes the LENDER to give all necessary and requested information and documents to the designated third party. The BORROWER may assign its rights hereunder with written approval by the LENDER only.

The BORROWER shall not be required to pay to any assignee any amounts under CLAUSE 11 in excess of the amounts that would be due to the original LENDER (absent such assignment).

11.	COLLATERAL

For the purpose of securing the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal and of interest on the LOAN made by the LENDER and any reimbursement obligations of the BORROWER and all other amounts from time to time owed to the LENDER by the BORROWER under this AGREEMENT, the BORROWER shall procure to submit a certain General Deed of Pledge between the Borrower and the Lender (Exhibit A) and a certain General Deed of Pledge concluded in February 2008 between of Enrique Eskenazi, Sebastian Eskenazi, Matias Eskenazi, and Hazel Sylvia de Eskenazi (as pledgors) and the Lender (as pledgee) (Exhibit B).

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12.	TAXES, SET-OFF, INCREASED COSTS
12.1.

Subject to CLAUSE 12.2. of this AGREEMENT, all amounts payable by the BORROWER to the LENDER under this AGREEMENT shall be fully paid without any set-off or counterclaim, and free and clear of any deductions or withholdings of any kind, including due to present or future taxes, charges, duties and other levies.

12.2.

The BORROWER shall indemnify the LENDER on demand against any cost incurred, reduction in amounts receivable, as determined by the LENDER in its reasonable discretion, increase in cost or liability imposed on account of tax or otherwise which is attributable to the LENDER funding or maintaining the LOAN or performing its obligations under the AGREEMENT and which occur by reason of the promulgation of any law, regulation or treaty or any change therein or in the interpretation thereof or by reason of compliance by the LENDER with any direction, requirement or request (whether or not having the force of law) of any governmental authority including without limitation any such cost or reduction resulting from (a) the imposition or amendment of any tax or (b) the imposition or amendment of any reserve, special deposit or similar requirement against assets, liabilities or deposits with or for the account of, or loans by the LENDER.

13.	ILLEGALITY

If the LENDER determines at any time that any legal provision applicable to this AGREEMENT, regulation or treaty or any change therein or in the interpretation or application thereof shall make it unlawful for the LENDER to make or maintain the LOAN the LENDER shall file notice of such determination to the BORROWER. If such notice is given before drawdown of the LOAN then this AGREEMENT shall terminate upon the giving of such notice. If such notice is given after the DRAWDOWN, the BORROWER shall be obliged to repay the DRAWDOWN in full not later than on the last day of the respective INTEREST PERIOD as of the date of such notice.

14.	EVIDENCE OF DEBT

The LENDER shall maintain on its books account evidence of the amount lent and owed hereunder. If any legal action or proceeding arising out of or in connection with the AGREEMENT and otherwise for the purpose hereof, the entries made in such accounts shall, in the absence of manifest error, be final and conclusive and binding upon the BORROWER therein recorded.

15.	REPRESENTATION AND WARRANTIES

The BORROWER represents and warrants to the LENDER as of the DRAWDOWN DATE and any INTEREST PAYMENT DATE that:

(a)

Corporate Existence and Power. The BORROWER is validly existing, has fully capacity and has unconditionally obtained and shall maintain in full force and effect all authorizations of any governmental or other authority which are required to authorize the BORROWER to own its assets and to sign and deliver and perform the transactions contemplated in the AGREEMENT;

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(b)

Corporate Authorization; No Contravention. The signing and delivery of the AGREEMENT and the performance of any of the transactions contemplated herein or therein are within the BORROWER’S corporate powers, have been duly authorized by all necessary corporate action, and do not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which the BORROWER or any of its assets is bound or affected;

(c)

Third Parties Consent. All material consents and waivers of third parties required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the LOAN have been obtained and are in full force and effect;

(d)

No Default. No event has occurred which constitutes or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under any agreement or instrument by which the BORROWER or any of its assets is bound or affected being a contravention or default which might materially and adversely affect the BORROWER’S ability to observe or perform its obligations under the AGREEMENT;

(e)

No Litigation. No litigation, arbitration or administrative proceedings or claim is pending or threatened against the BORROWER or any of its assets which might itself or together with any other such proceedings or claims materially and adversely affect the BORROWER’S ability to observe or perform its obligations under the AGREEMENT;

(f)

Tax Returns. All necessary returns have been delivered by the BORROWER or on its behalf to the relevant taxation authorities and the BORROWER is not in default in the payment of any taxes of a material amount and no material claim is being asserted with respect to taxes which has not been disclosed to the LENDER;

(g)

Information. The information furnished by the BORROWER in connection with the AGREEMENT does not contain any untrue statement or omit to state any fact the omission of which make the statement therein in the light of the circumstances under which they were made, misleading and all expressions made by it of expectation, intention, belief and opinion contained therein, were honestly made on reasonable grounds after due and careful inquiry, and the BORROWER has not omit any material fact or situation know by the BORROWER which could affect the decision of the LENDER to enter into this AGREEMENT;

(h)	Binding Effect. The obligations expressed to be assumed by it hereunder are legal and valid obligations binding on it in accordance with the terms hereof and thereof;

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(i)

Solvency. It has not taken any corporate action nor have any other steps been taken or legal proceedings been stared or (to the best of its knowledge and belief) threatened against it for its winding up, dissolution, administration or re-organization or for the appointment of the receiver, administrator, trustee or similar officer of it or of any all of its assets or revenues;

(j)

Rank of the Loan. The BORROWER’S obligations as to the principal amount of the LOAN, the payment of any accrued interest and other amount due under the AGREEMENT, will rank at least pari passu with all its other unsecured obligations; and

(k)

Government Approvals. All material GOVERNMENTAL APPROVALS necessary in connection with the ownership and operation of their assets and properties by the BORROWER have been duly obtained or made, were validly issued, or will be obtained in due course; all existing GOVERNMENTAL APPROVALS are in full force and effect, are final and not subject to appeal or renewal, are held in the name of the BORROWER, as the case may be, and are free from conditions or requirements. There is no proceeding pending or, to the knowledge of the BORROWER, threatened against the BORROWER which seeks to rescind, terminate or suspend any existing material GOVERNMENTAL APPROVAL. The information set forth in each application submitted in connection with each such material GOVERNMENTAL APPROVAL and all correspondence sent in respect of such application is accurate and complete in all material respects. The BORROWER has no reason to believe that any material GOVERNMENT APPROVALS which are not required to have been obtained by the BORROWER as of the date of this AGREEMENT, but which will be required in the future, will not be granted in due course prior to the time when needed free from conditions or requirements which the BORROWER does not believe can be satisfied.

16.	CONVENANTS

The BORROWER undertakes with the LENDER that from the date of this AGREEMENT until all the OUTSTANDING INDEBTEDNESS has been discharged:

(a)

Authorization. The BORROWER will maintain in full force and effect and comply within all relevant authorizations (governmental and otherwise) and will promptly obtain any further authorization which may become necessary to enable it to perform any of the transactions contemplated by the AGREEMENT;

(b)

Notification of Default. If the BORROWER becomes aware of the occurrence of an EVENT OF DEFAULT the Borrower will forthwith notify the LENDER and provide the LENDER with full details of any steps which the BORROWER is taking, or is considering taking, in order to remedy or mitigate the effect of the EVENT OF DEFAULT or otherwise in connection with it;

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(c)

Financial Information. The BORROWER will as soon as available and in any event within 180 (hundred eighty) calendar days after the end of each of BORROWER’S financial year deliver to the LENDER copies of its audited financial statement for those years;

(d)	Other Information. As soon as the same is, available, the BORROWER will provide to the LENDER all other information relating to the BORROWER made publicly available to its creditors.
17.	EVENTS OF DEFAULT

The BORROWER and the LENDER agree that an event of default under this AGREEMENT shall occur upon any of the following events:

(a)	Non-Payment. The BORROWER fails to pay any amount due under the AGREEMENT on the due date or on demand, if so payable;
(b)

Breach of other Obligations. The BORROWER fails to observe or perform any of its obligations under the AGREEMENT other than an obligation referred to in a) above and such default is not remedied within 14 (fourteen) calendar days thereof;

(c)

Misrepresentation. Any representation, warranty or statement which is made (or acknowledged to have been made) by the BORROWER herein or which is contained in any certificate statement, legal opinion or notice provided under or in connection with the AGREEMENT proves to be incorrect in any material respect or if repeated at any time with reference to the facts and circumstances subsisting at such time would not be accurate in all material respects;

(d)

Decrease of Collateral Value. Any failure of the BORROWER to provide additional collateral in case the collateral is no longer satisfactory to the LENDER (at its own discretion). The LENDER is entitled to call upon the Borrower to provide additional collateral (cash, cash equivalent assets or other assets acceptable to the LENDER). This is subject to Section 5 of the “General Deed of Pledge”

(e)	Invalidity. Any material provision of the AGREEMENT is or becomes for any reason invalid or unenforceable;
(f)

Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, debt restructuring (including any out of court restructuring agreement or acuerdo preventivo extrajudicial), winding up, administration or dissolution, including, without limitation, any disolución, liquidación, concurso, or any other similar proceedings, or other relief in respect of the BORROWER, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar official, including a liquidador, administración concursal or any other person performing the same function of each of the foregoing, for the BORROWER or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 30 (thirty) or more calendar days or an order or decree approving or ordering any of the foregoing shall be entered;

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(g)

Insolvency Proceedings. The BORROWER convenes a meeting of its creditors or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors or a petition is presented for the appointed of a trustee in bankruptcy of the BORROWER or for the making of a receiving order against the BORROWER;

(h)	Analogous Event. Anything analogous to any of the events specified in paragraphs e) or f) occurs under the laws of any applicable jurisdiction;
(i)

Governmental Intervention. Any GOVERNMENTAL AUTHORITY initiates, or intervenes in, any action, suit, proceeding or investigation of or relating to the BORROWER, or this AGREEMENT with a view toward, or which could reasonably result in, (a) any GOVERNMENTAL AUTHORITY intervening in the management of the BORROWER or (b) any GOVERNMENTAL AUTHORITY revoking, rescinding, restricting, overruling, withdrawing or otherwise adversely affecting (i) any GOVERNMENTAL APPROVAL of the BORROWER to operate its business in a manner which could materially adversely affect the business, financial position, results of operations or prospects of the BORROWER, takes as a whole, or (i) any material authorization or approval previously granted with respect to the LOAN;

(j)

Revocation of Approval. Either (i) any GOVERNMENTAL APPROVAL of the BORROWER to operate its business, shall be revoked, rescinded, restricted, overruled, withdrawn or otherwise cease to be in full force and effect or shall not be duly performed, as the case may be, in a manner which materially adversely affects the business, consolidated financial position, results of operations or prospects of the BORROWER, or (ii) any GOVERNMENTAL APPROVAL or any other act, necessary to enable the BORROWER to comply with its payment obligations under this AGREEMENT shall be revoked, rescinded, restricted, overruled, withdrawn or otherwise cease to be in full force and effect, or shall not be duly performed, as the case may be;

(k)

Restructuring Clause. Any step is taken by a GOVERNMENTAL AUTHORITY with a view to the seizure, compulsory acquisition, expropriation or nationalization of all or a material part of the property of the BORROWER and which is not being contested in good faith and by appropriated means within 30 (thirty) calendar days of receiving notice thereof;

(l)

Contestation of Validity. The validity or enforceability of this AGREEMENT shall be contested (i) by the BORROWER or (ii) by any GOVERNMENTAL AUTHORITY or instrumentality thereof in such a way so as to render any material provision of this AGREEMENT invalid or unenforceable or to purport or delay the performance or observance by the BORROWER of any of its material obligations under this AGREEMENT;

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(m)	Adverse Circumstances. Any adverse circumstances occur which in the opinion of the LENDER materially and adversely affect the ability of the BORROWER to perform its obligations under the AGREEMENT;
(n)

Cross Default. Any other present or future indebtedness of the BORROWER for or in respect of moneys borrowed or raised becomes due and payable prior to its stated maturity by reason of an event of default; or (ii) any such indebtedness is not paid on the due date or, as the case may be, within any applicable grace period, provided that the aggregate amount of the relevant indebtedness equals or exceeds USD 10’000’000 (in words: US Dollars Ten Million) or its equivalent.

Upon the occurrence of the EVENT of DEFAULT, the LENDER may, by notice to the BORROWER, (a) declare the obligations of the LENDER hereunder to be terminated, whereupon such obligations shall terminate, and/or (b) declare all amounts payable hereunder by the BORROWER which would otherwise be due after the date of such termination to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, without demand for payment, protest or notice of any kind, which are expressly waived by the BORROWER.

18.	COSTS AND EXPENSES
18.1.

The BORROWER shall forthwith on demand of the LENDER and whether or not any part of the LOAN is drawn down pay to the LENDER such amounts as are necessary to fully indemnify the LENDER for reasonable costs, charges and expenses incurred in the negotiation, preparation and execution of the AGREEMENT.

18.2.

The BORROWER shall pay all present and future stamp and other like duties and taxes and all registration, recording and other like fees, if any, to which the AGREEMENT or any other document or instrument referred to therein may be subject or give rise in whatever jurisdiction.

19.	INDEMNITY

The BORROWER shall fully indemnify the LENDER from and against any reasonable expenses, loss, damage or any liability (as to the amount of which the certificate of the LENDER shall, in the absence of manifest error, be conclusive) which it may incur as a consequence of the occurrence of any EVENT OF DEFAULT, or otherwise in connection with the AGREEMENT.

20.	SET-OFF

Following an EVENT OF DEFAULT, the LENDER may without notice to the BORROWER set-off any cash claim of the BORROWER against the LENDER with any

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cash claim of the LENDER against the BORROWER in order to the satisfaction of any of the BORROWER’S liabilities to the LENDER under this AGREEMENT, and may do so notwithstanding that the claims may not be expressed in the same currency and the LENDER is hereby authorized to effect any conversions as the LENDER deems necessary at the LENDER’S own rate of exchange then prevailing.
21.	RIGHTS CUMULATIVE, WAIVERS
The rights of the LENDER under the AGREEMENT are cumulative, may be exercised as often as the LENDER considers appropriate and are in addition to rights under general law. The rights of the LENDER in relation to the LOAN (whether arising under this AGREEMENT or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such rights; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on its part or on its behalf shall in any way preclude it from exercising any such right or constitute a suspension or any variation of any such right.
22.

NOTICES

Any notice or communication under or in connection with the AGREEMENT shall be in writing and shall be delivered personally, or by registered mail, private mail delivery service or fax (confirmed with registered mail):

to the BORROWER:	Petersen Energia Pty Ltd.
Level 23 Rialto Towers 525 Collins Street - Melbourne
3000 - Australia
Att: Mr. Roque Izzo and/or Mr. Claudio Cánepa
Tel.: +61 434385885

to the LENDER:	Chervil Capital Invest AG
St. Peterstrasse 11
P.O. Box 500
CH-8070 Zurich
Tel.: +41 43 344 54 64
Fax: +41 43 344 54 74

and shall be deemed to be received on delivery if left at the above addresses.

23.	ENGLISH LANGUAGE

All notices or communications under or in connection with the AGREEMENT shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

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24.	INVALIDITY OF ANY PROVISION

If any of the provisions of the AGREEMENT becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

25.	APPLICABLE LAW

This AGREEMENT is governed by, and shall be construed and enforced in accordance with and subject of the laws of Switzerland.

26.	SUBMISSION TO JURISDICTION
26.1.

Exclusive place of jurisdiction: The BORROWER irrevocably submits to the exclusive jurisdiction of the courts of Zurich, Switzerland with respect to any disputes or matters which may arise out of or in connection with the AGREEMENT and that accordingly any suit action or proceedings (together in this CLAUSE referred to as “PROCEEDINGS”) arising out of or in connection with the AGREEMENT may be brought in such courts.

26.2.

Nothing contained herein shall limit the LENDER’S right at its discretion only to take PROCEEDINGS against the BORROWER in any other court of competent jurisdiction nor shall the taking of PROCEEDINGS by the LENDER in one or more jurisdiction(s) preclude the taking of PROCEEDINGS in any other jurisdiction whether concurrently or not.

27.	COUNTERPARTS

The AGREEMENT may be executed in two counterparts and both such counterparts when taken together shall be deemed to constitute one and the same instrument.

IN WITNESS whereof the parties hereto have caused this AGREEMENT to be executed in a manner binding upon them the day and year first below written.

Date:	15/02/2008
THE BORROWER		THE LENDER

/s/ Matías Eskenazi Storey
Petersen Energia Pty Ltd.		Chervil Capital Invest AG

15

THE THIRD PARTY PLEDGORS
Date: 15/02/2008

/s/ Matías Eskenazi Storey
Matías Eskenazi Storey

Date: 15/02/2008

/s/ Matías Eskenazi Storey
Matías Eskenazi Storey on behalf of Enrique Eskenazi based on the authorization dated February 15, 2008

Date: 15/02/2008_____________

/s/ Matías Eskenazi Storey
Matías Eskenazi Storey on behalf of Sebastian Eskenazi based on the authorization dated February 15, 2008

Date: 15/02/2008

/s/ Matías Eskenazi Storey
Matías Eskenazi Storey on behalf of Hazel Sylvia de Eskenazi based on the authorization dated February 15, 2008

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Exhibit A

General Deed of Pledge of BORROWER

Exhibit B

General Deed of Pledge of third party pledgors